Exhibit 99.1

FOR IMMEDIATE RELEASE

FEDERAL CIRCUIT ISSUES RULING IN MIRROR WORLDS APPEAL

New York, New York-January 23, 2020- Network-1 Technologies, Inc. (NYSE MKT American: NTIP) announced today that the United States Court of Appeals for the Federal Circuit (“Federal Circuit”) issued its decision finding in favor of the Company in the appeal by the Company’s wholly-owned subsidiary Mirror Worlds Technologies, LLC, of a summary judgment decision in favor of Facebook, Inc. in the United States District Court for the Southern District of New York.

In its Opinion, the Federal Circuit reversed the summary judgment finding that Mirror Worlds presented sufficient evidence in response to Facebook’s motion for summary judgment, that the “sole basis for the grant of summary judgment” was erroneous and remanded the litigation to the Southern District of New York for further proceedings.  The Opinion also rejected Facebook’s “alternative grounds” for supporting the District Court’s erroneously entered judgment.

On May 9, 2017, Mirror Worlds Technologies initiated litigation against Facebook, Inc. (“Facebook”) in the U.S. District Court for the Southern District of New York, for infringement of U.S. Patent No. 6,006,227, U.S. Patent No. 7,865,538 and U.S. Patent No. 8,255,439 (among the patents within the Company’s Mirror Worlds Patent Portfolio). The lawsuit alleged that the asserted patents are infringed by Facebook’s core technologies that enable Facebook’s Newsfeed and Timeline features.  The lawsuit further alleged that Facebook’s unauthorized use of the stream-based solutions of the Company’s asserted patents has helped Facebook become the most popular social networking site in the world.  The Company is seeking, among other things, monetary damages based upon reasonable royalties.  On May 7, 2018, Facebook filed a motion for summary judgment on non-infringement.  On August 11, 2018, the Court issued an order granting Facebook’s motion for summary judgment of non-infringement and dismissed the case.  On August 17, 2018, the Company filed a Notice of Appeal to appeal the summary judgment decision to the U.S. Court of Appeals for the Federal Circuit.  The Opinion found in favor of Mirror Worlds Technology and reversed the erroneously entered Judgment and remanded the case for further proceedings before the District Court.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns seventy-eight (78) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $145,000,000 from May 2007 through September 30, 2019. Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2019 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission, including, among others, the continued material adverse effect on Network-1's business, results of operation and cash-flow if the District Court order confirming the HP jury verdict finding of non-infringement is not reversed by the Federal Circuit Court of Appeals, the risk that Network-1 will not receive in the future material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.